EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                 Three Months Ended
                                               Sept. 30      Sept. 30
                                                 1999          1998
                                               --------      --------
                                               (Thousands of Dollars)

Income before income taxes,
      extraordinary item and cumulative
      effect of accounting changes              $18,626       $25,257
Amortization of capitalized interest                608           609
Interest expense                                  6,853         6,639
Interest portion of rental expense                  555           609

                                               --------      --------
Earnings                                        $26,642       $33,114
                                               ========      ========

Interest                                        $ 7,654       $ 7,896
Interest portion of rental expense                  555           609
                                               --------      --------
Fixed Charges                                   $ 8,209       $ 8,505
                                               ========      ========

Ratio of Earnings to Fixed Charges                 3.25          3.89
                                               ========      ========